Exhibit 5.1

[Snell & Wilmer L.L.P. Letterhead]

May 4, 2015

GOOD TIMES RESTAURANTS INC.
141 Union Blvd., Suite 400
Lakewood, Colorado 80228

Ladies and Gentlemen:

We have acted as counsel to Good Times Restaurants Inc., a Nevada corporation (the “Company”), in connection with the Company’s preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (File No. 333-201700) (the “Registration Statement”), including the form of prospectus, dated March 10, 2015 (the “Base Prospectus”), as supplemented by the Prospectus Supplement, dated May 4, 2015 (together with the Base Prospectus, the “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to 2,783,810 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share.

The Shares are to be issued pursuant to the Registration Statement, the Prospectus and an Underwriting Agreement, dated as of May 4, 2015 (the “Underwriting Agreement”), between the Company, on the one hand, and Janney Montgomery Scott LLC and Stephens Inc., on the other hand and as representatives of the Several Underwriters listed on Schedule I to the Underwriting Agreement.

In rendering our opinions set forth below, we have reviewed the Registration Statement, the Prospectus and the Underwriting Agreement.  We have also examined instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that the Underwriting Agreement was duly authorized and validly executed and delivered by the parties thereto other than the Company; and (v) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based on such examination, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the issuance of the Shares has been duly authorized and, when and to the extent the Shares are paid for and delivered in the manner described in the Registration Statement and the Prospectus and in accordance with the terms of the Underwriting Agreement, such Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States of America and the corporate laws of the State of Nevada set forth in Chapter 78 of the Nevada Revised Statutes.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company.  We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof.  We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention (even though the change may affect the legal conclusions stated in this opinion letter).

Very truly yours,

/s/ Snell & Wilmer L.L.P.